UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

The Securities Exchange Act of 1934 (Amendment No.    )

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Sturm Ruger & Company, Inc.

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May 12, 2023

Dear Fellow Stockholders:

We are writing to you in connection with the 2023 Annual Meeting of Stockholders (the “Annual Meeting”) of Sturm, Ruger & Company, Inc. (“Ruger” or the “Company”) that is scheduled to be held virtually at 9:00 a.m. Eastern Daylight Time on Thursday, June 1, 2023. At the Annual Meeting, among other items, Ruger stockholders will be asked to vote on a proposal presented by CommonSpirit Health and other organizations (collectively, the “Proponents”) seeking an assessment of the Company’s advertising and marketing practices (“Proposal Number 6”).

Your Board of Directors unanimously recommends stockholders vote AGAINST Proposal Number 6. We have summarized the Board of Directors’ (the “Board”) rationale in the Company’s definitive proxy statement i. As the Company has explained, both in its proxy statement and in its engagement with Proponents, Ruger is extremely careful in its advertising and marketing efforts. Advertisements are thoroughly vetted by the Company before release and, in fact, Proponents have not identified a single Ruger advertisement that implicates the alleged concerns they describe in Proposal Number 6. To help stockholders better understand Ruger’s efforts in this regard, the Company recently updated the Investor Relations section of its website and specifically included several Corporate Social Responsibility (“CSR”) pieces, including one describing its advertising and marketing practices and strategy ii. The Board believes further analysis is unnecessary and wasteful, particularly given that the materials Proponents seek to analyze are all publicly available.

Nonetheless, because Proponents’ response to the Board’s recommendation contained numerous inaccurate or misleading statements regarding the Company’s governance structure, practices, and policies iii, we are writing to set the record straight. We encourage all stockholders to review the Company’s materials, including this letter and the attached information about our advertising and marketing practices, so that stockholders have accurate and fact-based information to make an informed voting decision.

Proponents’ Inaccurate or Misleading Statements	The Facts
“The Company Lacks Adequate Risk Management Structures to Oversee its Marketing Practices”	For nearly 15 years, Ruger’s Board has had a Risk Oversight Committee whose responsibilities and roles specifically include monitoring enterprise risks, including operational, financial, legal and regulatory, strategic, reputational and industry-related risks.iv These categories plainly include risks related to advertising and marketing practices.
Company advertisements and marketing materials are carefully crafted and vetted by cross-functional teams involving legal, marketing, and engineering personnel. These materials are presented to the Board on a periodic basis.
Despite repeated requests, Proponents have failed to identify a single Ruger advertisement or marketing practice that demonstrates their stated concerns are valid, even after the Company provided an entire year’s worth of Company advertisements to Proponents for consideration and review.
The Risk Oversight Committee has carefully considered risks associated with marketing and advertising in light of legal challenges predicated upon advertising utilized by our competitors.
The Board believes that Ruger’s advertising and marketing practices are well considered, responsible, and appropriate.
“Ruger has no formal process or policy governing the oversight of its marketing practices... the Company needs to understand how its marketing may create risks for its business.”	Ruger has a robust process for creating, reviewing, and placing advertisements, which includes input from senior management and careful scrutiny by the engineering and legal teams. The process ensures that Ruger’s advertising and marketing materials are factually accurate, compliant with legal and regulatory requirements, and consistent with the Company’s conservative marketing strategy.
The Company shared its marketing process with Proponents during their engagement on Proposal Number 6, and published an overview of its Marketing and Advertising practices on its Investor Relations website. [v]
The Risk Oversight Committee’s responsibilities and roles include monitoring enterprise risks, including risks related to advertising and marketing practices.
The Risk Oversight Committee has carefully considered risks associated with marketing and advertising in light of legal challenges predicated upon advertising utilized by our competitors.
Despite repeated requests, Proponents have failed to identify a single Ruger advertisement or marketing practice that demonstrates the concerns they allege.
The Board believes that Ruger’s advertising and marketing practices are well considered, responsible, and appropriate.

Proponents’ Inaccurate or Misleading Statements	The Facts
“Ruger claims that the Board Risk Oversight committee bears responsibility for marketing oversight and that it receives reports from senior management, yet this is not explicitly articulated in the responsibilities listed in the Risk Oversight Committee charter.”	The Risk Oversight Committee has carefully considered risks associated with marketing and advertising in light of legal challenges predicated upon advertising utilized by our competitors.
The Risk Oversight Committee Charter specifically designates responsibilities and roles to include monitoring enterprise risks, including operational, financial, legal and regulatory, strategic, reputational, and industry-related risks. These categories plainly include risks related to advertising and marketing practices.
“[I]nvestors are not able to assess the risk that marketing practices may pose to their investments because these reports are not disclosed to shareholders; therefore, as a second step, they should be made available to shareholders.”	The Company’s marketing and advertising materials are in the public domain and can be analyzed by anyone who chooses to spend the time doing so.
To help facilitate such an assessment, Ruger recently published a CSR report with additional details on its advertising and marketing practices, a copy of which is attached to this letter.
Despite repeated requests, Proponents have failed to identify a single Ruger advertisement or marketing practice that demonstrates the validity of their stated concerns.
A review of Ruger’s publicly available materials demonstrates that the Company advertises and markets lawful products using fact-based, feature-rich, and safety-focused advertising and marketing materials that serve to educate consumers about the features and specifications of the Company’s products, and the importance of safe, responsible, and lawful firearm ownership.
Proponents’ suggestion that the Company should, “as a second step,” publicly disclose reports of and to its Risk Oversight Committee demonstrates that the intent of Proponents is not to benefit stockholders. Discussion of and efforts to guard against risk is information clearly confidential and proprietary to the Company and disclosure of such reports would be detrimental to the Company and to stockholder value.

Proponents’ Inaccurate or Misleading Statements	The Facts
“Ruger appears not to be monitoring its direct and indirect marketing and how it may expose the Company to legal and financial risks, particularly related to gun violence incidents.”	Ruger has a robust process for creating, reviewing, and placing advertisements, which includes input from senior management, plus careful scrutiny by the engineering and legal teams. The process ensures that Ruger’s advertising and marketing materials are factually accurate, compliant with legal and regulatory requirements, and consistent with the Company’s conservative marketing strategy.
Proponents’ statement assumes a risk created by Ruger marketing, yet despite repeated requests, Proponents have failed to identify a single Ruger advertisement or marketing practice that demonstrates their stated concerns.
Proponents purport to support their claim by reference to a statement allegedly made by Ruger CEO Chris Killoy at a hearing held by the U.S. House Committee on Oversight and Reform (the “Committee”). To be clear, a careful review of the hearing transcript vi demonstrates that Mr. Killoy did not actually offer the testimony Proponents attribute to him. Rather, the “statement” came in written response to a specific inquiry by the Committee as to whether the Company monitors or tracks deaths or injuries caused by specific Ruger products. The Company’s response was that “[i]n rare instances when the Company learns of specific injuries, this information may come through the Company’s customer service department, through media reports, or occasionally in connection with actual or potential litigation.” In context, it is abundantly clear that the statement attributed by Proponents to Mr. Killoy’s testimony has zero bearing on the Company’s risk mitigation as it relates to advertising and marketing practices.
“While the Company shared self-selected direct marketing materials with the Proponents, including general marketing emails, the full range of Ruger’s marketing and promotions materials was not shared with shareholders.”	Ruger provided Proponents a full range of publicly available advertising and marketing materials, including:
  All new Ruger advertisements created during 2022 (both print and digital);
  All consumer, retailer, financial, and media email blasts sent by the Company within the last quarter of 2022;
  A copy of Chris Killoy’s written testimony to the House Committee on Oversight and Reform;
  A list of all Ruger “Brand Ambassadors ” who are carefully selected to exemplify our corporate philosophy; and
  A newly-published CSR report on the Company’s advertising and marketing practices.

Proponents’ reliance on generalities, rather than specifics, further demonstrates their inability to articulate an actual concern. Proponents do not provide examples of specific items they believe were withheld, because the Company provided a thorough and complete collection of Ruger advertising and marketing materials spanning an entire year, all of which are in the public domain.
Proponents still have not identified any specific, demonstrable concern with respect to the Company’s actual practices.

Proponents’ Inaccurate or Misleading Statements	The Facts
“Also unknown is how Ruger products are marketed by suppliers and how these activities and content are tracked and assessed for their potential to incite gun violence.”	Marketing and advertising materials are in the public domain and can be analyzed by everyone who chooses to spend the time to do so.
Despite this, Proponents have not presented Ruger with a single concrete example to justify their concerns about the Company’s suppliers advertising and marketing practices.
Given that this statement implicates the conduct of companies other than Ruger, the inquiry is more aptly directed at those parties. Ruger stockholders should not be subjected to incurring the cost of policing the conduct of third parties over whom Ruger has no control.
“A quick search of YouTube uncovered a disturbing video, seemingly glamorizing a dark side to Ruger firearms.”	Ruger is not affiliated with the account or creator of the video and does not have any control over the published content.
Ruger’s advertising and marketing does not sensationalize its products or use of its products.
While Ruger assumes responsibility for its own actions, Ruger lacks the ability, resources, or authority to control the portrayal of its product by an unrelated third party.
“A Google search of video games and Ruger firearms uncovered an example in Call of Duty: Black Ops Cold War wherein players can select at least two Ruger-style firearms.”	Ruger does not have licensing agreements with Call of Duty or any gaming companies to feature or use Ruger-branded firearms.
Ruger specifically informed Proponents that it does not license its products for use in video games, nor does it have legal recourse available to prevent use of firearms that are stylistically similar to Ruger products in video games. Notably, the referenced firearms are not identified in the video game as Ruger products, and the website cited by the Proponents notes that the firearms used in the game are influenced by firearms produced by multiple firearms manufacturers.
One is described as having “some influence from a variety of revolvers,” and the other is described as a “hybrid” of several pistols. To state that these are “Ruger-style” firearms because they share certain elements with Ruger firearms is a gross overstatement.

Proponents’ Inaccurate or Misleading Statements	The Facts
“Without a complete and unbiased assessment of its marketing practices, Ruger will not be able to accurately gauge its related risks.”	The Risk Oversight Committee’s responsibilities and roles include monitoring enterprise risks including risks related to advertising and marketing practices.
The Risk Oversight Committee has carefully considered risks associated with marketing and advertising in light of legal challenges predicated upon advertising utilized by our competitors.
The Board believes that Ruger’s advertising and marketing practices are well considered, responsible, and appropriate.
“Ruger has admitted that its marketing has come under scrutiny through litigation.”	None of the lawsuits referenced by Proponents identifies a single, specific advertisement or marketing practice of the Company that is alleged to create the risks identified by Proponents. Rather, like Proponents do in Proposal Number 6, these lawsuits make sweeping allegations unsupported by fact.

An Analysis of Ruger’s Carefully Considered Marketing and Advertising Materials and Practices is a Wasteful, Ineffective, and Irresponsible Use of Stockholder Resources.

Ruger’s marketing and advertising materials and practices are already carefully considered and scrutinized by the Company - including by the Board, the Risk Oversight Committee, senior management, and its legal team.

No organization or individual, including the Proponents, has presented the Company with a single concrete example of the Company’s advertising that demonstrate the concerns raised by the Proponents. Broad generalities based on circumstances and companies other than Ruger are insufficient to establish good cause for the Company to expend valuable stockholder resources on a report analyzing publicly available information that everyone, including the Proponents, is able to evaluate.

The absence of concrete and specific examples of concerning materials or conduct confirms the Board’s view that Ruger’s existing processes and procedures related to the development, review, and placement of advertisements are appropriate and effective, and the requested report is unnecessary and wasteful.

Accordingly, your Board unanimously urges stockholders to vote AGAINST Proposal Number 6. Your Board also unanimously recommends stockholders vote FOR all of the Company’s director nominees.

We appreciate your support and ongoing investment in Ruger.

Sincerely,

Christopher J. Killoy	Phillip C. Widman
Chief Executive Officer	Risk Oversight Committee Chair

i Page 30 of Ruger’s definitive proxy statement: https://www.sec.gov/ix?doc=/Archives/edgar/data/95029/000117494723000592/def14a0323_sturmruger.htm

ii Ruger CSR materials: https://ruger.com/corporate/index.html

iii Proponents letter that includes the inaccurate or misleading statements addressed herein: https://www.sec.gov/Archives/edgar/data/95029/000121465923005957/o425231px14a6g.htm

iv https://www.ruger.com/corporate/PDF/RiskOversightCommittee.pdf

v https://www.ruger.com/corporate/csr_pdf/marketing_advertising.pdf

vi https://docs.house.gov/meetings/GO/GO00/20220727/115024/HHRG-117-GO00-Transcript-20220727.pdf

April 21, 2023

CORPORATE SOCIAL RESPONSIBILITY

AMERICA'S MOST TRUSTWORTHY COMPANIES 2023

RUGER

 CORPORATE SOCIAL RESPONSIBILITY AMERICA’S MOST TRUSTWORTHY COMPANIES 2023

MARKETING & ADVERTISING

ARMS MAKERS FOR RESPONSIBLE CITIZENS

Since our founding in 1949, Ruger has become an iconic symbol of American success as a manufacturer of rugged, reliable firearms for the commercial sporting market. Over that time, Ruger has set the gold standard of corporate and community responsibility.

Our Motto, Arms Makers For Responsible Citizens, echoes our commitment to these principles as we continue to design, manufacture and market quality and innovative products.

Responsible firearms ownership has always been a primary focus of our advertising, because we want our customers to learn about the features of our products along with how to properly own and safely use them. In 1955, we pioneered the practice of running full-page safety messages in the most popular firearms magazines.

Our first such message reminded consumers that, “With the right and enjoyment of owning a firearm goes the constant responsibility of handling it safely and using it wisely.

In the decades that followed, Ruger continued to illustrate its long-standing commitment to American values with “A Father’s Advice,” which ran in 1994, building upon our original 1955 safety ad. Today, Ruger has continued to include this safety message in publications and in other communications with organizations who work with junior shooters.

Today, our ads focus on our newest products and communicate their features, benefits and availability to the consumer market. Promoting our innovative designs and product specifications, these advertisements do not sensationalize the product or its use, nor do they encourage misuse or improper handling of our products.

We do not engage in fear-based advertising. Instead, our ads show images of the actual product or, in some cases, lifestyle imagery demonstrating safe and responsible use. We continue to follow the practice that we started in 1955, reminding consumers of the importance of safety and responsibility when it comes to firearms ownership.

All current Ruger print advertisements remind consumers of the importance of safely and responsibly acquiring, owning, storing, possessing and using any firearm.

The acquisition, ownership, possession and use of firearms is heavily regulated. Some models may not be legally available in your state or locale. Whatever your purpose for lawfully acquiring a firearm – know the law, get trained, and shoot safely.

RUGER AMERICAN RIFLE
AN AMERICAN LEGEND
RUGER

WANTED
THE PERFECT REVOLVER
Wrangler with Black Cerakote Finish
AFFORDABLE TO OWN
INEXPENSIVE TO SHOOT
RUGGED & RELIABLE
U.S. MADE
TONS OF FUN
RUGER

Be Original
THERE IS ONLY ONE 10/22
RUGER
ONLY 10/22

BE ORIGINAL
RUGER
10/22

All of our supporting marketing materials follow this same approach - emphasizing features, benefits, availability and safe, responsible and lawful firearms use and ownership.

Our website, email blasts and other communications follow these same advertising practices and feature important safety information.